Exhibit 99.1

Noodles & Company Announces Leadership Changes
Carl Lukach named Chief Financial Officer
Kathy Lockhart promoted to Chief Accounting Officer

Broomfield, Colo., November 2, 2020 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced that Carl Lukach has been named the Company’s Chief Financial Officer, effective November 30, 2020.

“The strength of our leadership team is one of our greatest assets at Noodles, and the addition of Carl to our executive team will undoubtedly further strengthen Noodles & Company,” said Dave Boennighausen, Chief Executive Officer at Noodles & Company. “Carl comes to Noodles with extensive leadership experience and expertise in a multitude of financial functions from some of the nation’s leading lifestyle organizations. Carl will be instrumental in advancing our financial roadmap and leading Noodles to realize its vast potential.”

Carl brings more than 17 years of diverse financial leadership to Noodles. Most recently, he spent four years as VP Finance at Equinox, the namesake brand within Equinox Group, a high-growth collective of the world’s most influential lifestyle and digital brands. In this role, he oversaw finance, treasury, tax, strategic planning and financial operations, in addition to investor management and capital fund raising. Prior to Equinox, he held several roles in finance and corporate development for Abercrombie & Fitch (“A&F”), where he led the successful expansion of the A&F and Hollister brands through outlet growth and new venture initiatives, including franchising, licensing, wholesale, and acquisitions. Prior to A&F, Carl spent over a decade in investment banking at Credit Suisse with an industry focus in food and retail businesses. As a director, he was responsible for advising clients in capital fund raising and M&A transactions. He holds a bachelor’s degree in finance and psychology from Georgetown University.

“I am thrilled to join Dave, the executives, and Noodles’ more than 8,000 dedicated team members across the country at this exciting time in the organization’s history,” said Carl. “This is a brand that puts guests and community first, and with a strong strategy and omnichannel consumer approach, the potential for growth and value creation is tremendous.”

The Company also announced that Kathy Lockhart, the Company’s Vice President and Controller was promoted to the title of Chief Accounting Officer in September 2020. She remains the Company’s principal accounting officer. Kathy has been a leader at Noodles for the past 14 years. She has led continuous change in reducing costs, enhancing quality, and providing valuable insight for operational improvements.

Kathy joined Noodles in 2006 as Controller and VP of Accounting. She leads a team of accountants and analysts responsible for financial reporting; risk management; loss prevention and compliance; tax; and treasury. She also leads the Company’s crisis management team and has been instrumental in the Company’s COVID-19 response. Prior to joining Noodles, Kathy served as the Vice President and Controller of several public and private restaurant and retail companies. She is a CPA and a CGMA and is a member of the American Institute of Certified Public Accountants and the Colorado Society of CPAs. She is a member of the Colorado Society’s Financial Literacy Committee and is also a current member of the AICPA’s Benevolent Fund, AMRAP group. In addition, Kathy was selected as an inaugural member of the Colorado Governor’s Fellowship program. She holds a bachelor’s degree in business administration and political science from Western Colorado University.

“Noodles & Company is uniquely positioned to win in the current consumer environment, and now with the Carl and Kathy’s leadership on our finance team, I am more confident than ever that Noodles will be able to accelerate growth and build shareholder value,” said Boennighausen.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, with noodles and flavors that you know and love to new ones you're about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles and Other Noodles, the company serves a world of flavor in every bowl. Made up of more than 450 restaurants and 8,000 passionate team members,

Noodles was named one of the Best Places to Work by the Denver Business Journal for its unique culture built on the value of "Loving Life," which begins by nourishing and inspiring every team member and guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "design," "estimate," "predict," "potential," "plan" or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company's current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding the Company's future financial performance in light of management changes. The Company's actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to those discussed in the Company's filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2020 and June 30, 2020. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the statements. Also, the forward-looking statements contained herein represent the Company's estimates and assumptions only as of the date hereof. Unless required by United States federal securities laws, the Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

Media Contact: Danielle Moore; Press@Noodles.com